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                                                                      EXHIBIT 21

                            SCHEDULE OF SUBSIDIARIES

                           HASKEL INTERNATIONAL, INC.


Direct and indirect subsidiaries:


                                            State or Country
Name                                        of Organization                     Parent
----                                        ---------------                     ------
Haskel International, Inc.                  California                N/A

Haskel-Hogan Systems and Service            Texas                     Haskel International, Inc.

Haskel Energy Systems, Ltd.                 England                   Haskel International, Inc.

S.A.T. Air Limited                          England                   Haskel Energy Systems, Ltd.

Environclean Systems Limited                England                   Haskel Energy Systems, Ltd.

Hydraulic Mobile Equipment, Ltd.            England                   Haskel Energy Systems, Ltd.

MGE (UK), Ltd.                              England                   Haskel Energy Systems, Ltd.

Palpro, Ltd.                                England                   Haskel Energy Systems, Ltd.

General Pneumatic S.A.                      France                    Haskel Energy Systems, Ltd.

Haskel HochdruckSysteme GmbH                Germany                   Haskel Energy Systems, Ltd.

Nanojet Engineering GmbH                    Germany                   Haskel Energy Systems, Ltd.

Haskel Sistemas de Fludos
     Espana SRL                             Spain                     Haskel Energy Systems, Ltd.

Haskel Asia Pte. Ltd.                       Singapore                 Haskel International, Inc.

Haskel Australasia Pty. Ltd.                Australia                 Haskel International, Inc.